STOCK OPTION AGREEMENT


                   STOCK OPTION AGREEMENT ("Option Agreement") dated

         August 26, 1995, between CARDINAL HEALTH, INC. ("Cardinal"),

         an Ohio corporation and MEDICINE SHOPPE INTERNATIONAL, INC.

         ("MSI"), a Delaware corporation.


                              W I T N E S S E T H:


                   WHEREAS, the Board of Directors of Cardinal and the

         Board of Directors of MSI have approved an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agree-

         ment") providing for the merger of a wholly owned subsidiary of Cardinal with and into MSI;


                   WHEREAS, as a condition and inducement to Cardi-

         nal's entering into the Merger Agreement, Cardinal has re-

         quired that MSI agree, and MSI has agreed, to grant to Car-

         dinal the option set forth herein to purchase authorized but unissued shares of MSI Common Stock;


                   NOW, THEREFORE, in consideration of the premises

         herein contained, the parties agree as follows:


                   1.  Definitions.


                   Capitalized terms used but not defined herein shall

         have the same meanings as in the Merger Agreement.







                   2.  Grant of Option.


                   Subject to the terms and conditions set forth

         herein, MSI hereby grants to Cardinal an option (the "Op-

         tion") to purchase up to 1,300,000 authorized and unissued shares of MSI Common Stock at a price of $39.00 per share

         (the "Purchase Price") payable in cash as provided in Section

         4 hereof.


                   3.  Exercise of Option.


                   (a)  Cardinal may exercise the Option, in whole or

         in part, at any time or from time to time if a Purchase Event

         (as defined below) shall have occurred; provided, however,

         that, to the extent the Option shall not have been previously exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agree-

         ment (A) in accordance with Sections 7.01(a), 7.01(b),

         7.01(d) or 7.01(e) of the Merger Agreement, (B) by MSI pursu-

         ant to Section 7.1(c) of the Merger Agreement if Cardinal's

         or Cardinal's affiliate's failure to perform any material

         covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to oc-

         cur on or before February 15, 1996 which failure constitutes a breach, (C) by MSI pursuant to Section 7.1(k) of the Merger

         Agreement, or (D) pursuant to Section 7.1(c) or Section










         7.1(g), in each case if no Prior Event (as defined below)

         shall have occurred prior thereto; provided, however, if (x)

         the Merger Agreement is terminated other than as provided in clause (ii) above, or (y) the termination of the Merger

         Agreement occurs after a Purchase Event, the Option shall not terminate until the date that is 12 months following such

         termination.  Notwithstanding the foregoing, if the Option cannot be exercised before its date of termination as a re-

         sult of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 20th business day after such injunction, order or re-

         straint shall have been dissolved or when such injunction,

         order or restraint shall have become permanent and no longer subject to appeal, as the case may be.


                   (b)  As used herein, a "Purchase Event" shall mean

         any of the following events:


                   (i)  MSI or any of its subsidiaries shall or shall

              have entered into, authorized, recommended or publicly

              announced its intention to enter into an agreement, ar-

              rangement or understanding with any person (other than

              Cardinal or any of its affiliates) to, (A) effect any

              Competing Transaction, (B) sell, lease or otherwise dis-

              pose of 15% or more of the assets of MSI or any of its

              subsidiaries or (C) issue, sell or otherwise dispose of










              (including by way of merger, consolidation, tender or

              exchange offer or similar transaction) Beneficial Owner-

              ship (as defined below) of securities representing 15%

              or more of the voting power of MSI or any of its subsid-

              iaries;


                  (ii)  any person (other than Cardinal or any affili-

              ate of Cardinal and other than as a result of execution

              of the Support Agreements) shall have acquired Benefi-

              cial Ownership or the right to acquire Beneficial Owner-

              ship of 15% or more of the voting power of MSI;


                 (iii)  the Board of Directors of MSI shall have with-

              drawn or modified or changed its recommendation of the

              Merger Agreement or the Merger in a manner adverse to

              Cardinal, or shall have refused to affirm such recom-

              mendation within two days of any written request from

              Cardinal; or


                  (iv)  the Merger Agreement shall have been termi-

              nated by MSI pursuant to Section 7.1(j).


                   (c)  As used herein, the terms "Beneficial Owner-

         ship", "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Ex-

         change Act.  As used herein, a "Prior Event" shall be deemed to have occurred if: (x) any person (other than Cardinal or










         any of its affiliates) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of MSI Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership or the right to acquire Beneficial Ownership of 15% or more of the voting power of MSI or (y) any person (other than

         Cardinal or any of its affiliates) shall have publicly

         announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a pro-

         posal, (A) to make an offer described in clause (x) above or

         (B) to engage in any transaction described in clause (i) in the definition of Purchase Event.


                   (d)  In the event Cardinal wishes to exercise the

         Option, it shall deliver to MSI a written notice (the date of which being herein referred to as the "Notice Date") specify-

         ing (i) the total number of shares it intends to purchase

         pursuant to such exercise and (ii) a place and date not ear-

         lier than five business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the

         "Closing Date").










                   (e)  Notwithstanding anything to the contrary in

         this Option Agreement, Cardinal shall have no right to exer-

         cise the Option while in material breach of the Merger Agree-

         ment.


                   4.  Payment and Delivery of Certificates.


                   (a)  At the closing, referred to in Section 3

         hereof, on the Closing Date, Cardinal shall (i) pay to MSI the aggregate Purchase Price for those shares of MSI Common

         Stock to be purchased as specified in the notice of exercise in immediately available funds by wire transfer to a bank ac-

         count designated not later than two business days prior to the Closing Date by MSI, and (ii) surrender this Option

         Agreement to MSI for cancellation.


                   (b)  At such closing, simultaneously with the de-

         livery of cash as provided in Section 4(a), MSI shall deliver to Cardinal (i) a certificate or certificates representing the number of shares of MSI Common Stock purchased by Cardi-

         nal, registered in the name of Cardinal or a nominee desig-

         nated in writing by Cardinal, and (ii) if the Option is exer-

         cised in part only, a newly executed agreement with the same terms as this Option Agreement evidencing the right to the balance of the MSI Common Stock purchasable hereunder.










                   (c)  If at the time of issuance of any MSI Common

         Stock pursuant to any exercise of the Option, MSI shall have issued any share purchase rights or similar securities to

         holders of MSI Common Stock and such rights are then out-

         standing, then each such share of MSI Common Stock issued

         pursuant to such exercise shall also represent rights with terms substantially the same as and at least as favorable to

         Cardinal as those issued to other holders of MSI Common

         Stock.


                   (d)  Certificates for MSI Common Stock delivered at

         any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:


                   The shares represented by this certificate are sub-ject to certain provisions of an agreement between the registered holder hereof and Medicine Shoppe International, Inc., a copy of which is on file at the principal office of Medicine Shoppe Interna-tional, Inc., and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Medicine Shoppe Interna-tional, Inc. of a written request therefor.


         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Cardinal shall have delivered to MSI an opinion of outside counsel reasonably satisfactory to MSI in form and substance reasonably satisfactory to MSI to the effect that










         such legend is not required for purposes of the Securities

         Act and any applicable state securities laws.


                   5.  Authorization, etc.


                   (a)  MSI hereby represents and warrants to Cardinal

         that:


                   (i)  MSI has requisite corporate power and author-

              ity to execute and deliver this Option Agreement and to

              consummate the transactions contemplated hereby;


                  (ii)  such execution, delivery and consummation have

              been authorized by the Board of Directors of MSI, and no

              other corporate proceedings are necessary therefor;


                  (ii)  this Option Agreement has been duly and val-

              idly executed and delivered and represents a valid and

              legally binding obligation of MSI, enforceable against

              MSI in accordance with its terms; and


                 (iii)  MSI has taken all necessary corporate action

              to authorize and reserve and permit it to issue and, at

              all times from the date hereof through the date of the

              exercise in full or the expiration or termination of the

              Option, shall have reserved for issuance upon exercise

              of the Option, 1,300,000 shares of MSI Common Stock, all

              of which, upon issuance pursuant hereto, shall be duly










              authorized, validly issued, fully paid and nonassess-

              able, and shall be delivered free and clear of all

              claims, liens, encumbrances, restrictions and security

              interests and not subject to any preemptive rights.


                   (b)  Cardinal hereby represents and warrants to MSI

         that:


                   (i)  Cardinal has full corporate authority to ex-

              ecute and deliver this Option Agreement and to consum-

              mate the transactions contemplated hereby;


                  (ii)  such execution, delivery and consummation have

              been authorized by all requisite corporate action by

              Cardinal, and no other corporate proceedings are neces-

              sary therefor;


                 (iii)  this Option Agreement has been duly and val-

              idly executed and delivered and represents a valid and

              legally binding obligation of Cardinal, enforceable

              against Cardinal in accordance with its terms; and


                  (iv)  any MSI Common Stock or other securities ac-

              quired by Cardinal upon exercise of the Option will not

              be taken with a view to the public distribution thereof

              and will not be transferred or otherwise disposed of ex-

              cept in compliance with the Securities Act.










                   6.  Adjustment upon Changes in Capitalization.


                   In the event of any change in MSI Common Stock by

         reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Op-

         tion, and the purchase price per share, as the case may be,

         shall be adjusted appropriately.  In the event that any addi-

         tional shares of MSI Common Stock are issued after the date of this Option Agreement (other than pursuant to an event de-

         scribed in the preceding sentence or pursuant to this Option

         Agreement), the number of shares of MSI Common Stock subject to the Option shall be adjusted so that, after such issuance,

         it equals 14.38% of the number of shares of MSI Common Stock then issued and outstanding (including any shares subject to or issued pursuant to the Option).


                   7.  Repurchase at Option of MSI.


                   (a)  MSI may at any time by written notice repur-

         chase from Cardinal, and Cardinal shall sell to MSI, the Op-

         tion and all (but not less than all) of the MSI Common Stock acquired by Cardinal pursuant to the Option with respect to which Cardinal has Beneficial Ownership at the time of such repurchase at an aggregate purchase price equal to the sum of

         (i) the difference between $47.8458 and the exercise price as determined pursuant to Section 2 hereof (subject to adjust-

         ment as provided in Section 6), multiplied by the number of










         shares of MSI Common Stock with respect to which the Option has not been exercised, and (ii) $47.8458 multiplied by the number of shares of MSI Common Stock purchased pursuant to the exercise of the Option with respect to which Cardinal

         then has Beneficial Ownership.


                   (b)  In the event that MSI wishes to exercise its

         rights under this Section 7, MSI shall deliver to Cardinal a written notice (the date of which being herein referred to as the "Call Date") specifying a place and date not earlier than three business days nor more than 60 calendar days from the

         Call Date for the closing of such repurchase.  At the clos-

         ing, MSI shall pay the purchase price to Cardinal by wire

         transfer of immediately available funds to an account desig-

         nated by Cardinal not later than two business days prior to the date of closing and Cardinal shall surrender to MSI the

         Option and the certificates evidencing any and all shares of

         MSI Common Stock purchased thereunder with respect to which

         Cardinal then has Beneficial Ownership together with any and all other instruments which MSI's transfer agent may require to properly transfer ownership thereof to MSI.


                   8.  Registration Rights.


                   At any time after a Purchase Event, MSI shall, if

         requested by holders or Beneficial Owners of not less than

         250,000 shares of MSI Common Stock issued upon exercise of










         the Option (each a "Holder"), as expeditiously as possible file a registration statement on an appropriate form under the Securities Act if necessary in order to permit the sale or other disposition of the shares of MSI Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition re-

         quested by any such Holder.  Each Holder shall provide all information reasonably requested by MSI for inclusion in any registration statement to be filed hereunder and shall pro-

         vide MSI, any person controlling MSI, any underwriter and

         each other Holder with customary representations, warranties,

         covenants, indemnification and contribution in connection

         with such registration.  MSI shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of

         180 days from the day such registration statement first be-

         comes effective as may be reasonably necessary to effect such sales or other dispositions.  The registration effected under this Section 8 shall be at MSI's expense except for under-

         writing commissions and the fees and disbursements of such

         Holders' counsel attributable to the registration of such MSI

         Common Stock.  In no event shall MSI be required to effect more than two registrations hereunder.  The filing of any

         registration statement required hereunder may be delayed for such period of time (not to exceed 60 days) as may reasonably










         be required to facilitate any public distribution by MSI of

         MSI Common Stock or if a special audit of MSI would otherwise be required in connection therewith.  If requested by any

         such Holder in connection with such registration, MSI shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities which are customary for parties similarly situ-

         ated.  Upon receiving any request for registration under this

         Section 8 from any Holder, MSI agrees to send a copy thereof to any other person known to MSI to be entitled to registra-

         tion rights under this Section 8, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.


                   9.  Severability.


                   Any term, provision, covenant or restriction con-

         tained in this Option Agreement held by a court or other Gov-

         ernmental Authority of competent jurisdiction to be invalid,

         void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or en-

         forceability thereof in any other jurisdiction shall be af-

         fected or impaired thereby.  Any term, provision, covenant or restriction contained in this Option Agreement that is so










         found to be so broad as to be unenforceable shall be inter-

         preted to be as broad as is enforceable.


                   10.  Miscellaneous.


                   (a)  Expenses.  Each of the parties hereto shall

         pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, in-

         cluding fees and expenses of its own financial consultants,

         investment bankers, accountants and counsel, except as other-

         wise provided herein.


                   (b)  Entire Agreement.  This Agreement, the Support

         Agreements, the Merger Agreement (including the documents and the instruments referred to therein) and the Confidentiality

         Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agree-

         ments or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.


                   (c)  Successors; No Third Party Beneficiaries.  The

         terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and

         their respective successors and permitted assigns.  Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and










         their respective successors and assigns, any rights, reme-

         dies, obligations, or liabilities under or by reason of this

         Option Agreement, except as expressly provided herein.


                   (d)  Notices.  All notices or other communications

         which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.2 of the Merger Agreement (which is incorporated herein by ref-

         erence).


                   (e)  Counterparts.  This Option Agreement may be

         executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counter-

         parts together shall constitute but one agreement.


                   (f)  Specific Performance.  The parties hereto

         agree that if for any reason Cardinal or MSI shall have

         failed to perform its obligations under this Option Agree-

         ment, then either party hereto seeking to enforce this Option

         Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any re-

         quirement for the securing or posting of any bond in connec-

         tion with the obtaining of any such injunctive or other equi-

         table relief.  This provision is without prejudice to any

         other rights that either party hereto may have against the










         other party hereto for any failure to perform its obligations under this Option Agreement.


                   (g)  Governing Law.  This Option Agreement shall be

         governed by and construed in accordance with the laws of the

         State of Delaware applicable to agreements made and entirely to be performed within such state.  Nothing in this Option

         Agreement shall be construed to require any party (or any

         subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.


                   (h)  Regulatory Approvals; Section 16(b).  If, in

         connection with the exercise of the Option under Section 3,

         prior notification to or approval of any Governmental Author-

         ity is required, then the required notice or application for approval shall be promptly filed and/or expeditiously pro-

         cessed by MSI and periods of time that otherwise would run pursuant hereto (if any) shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed.

         Periods of time that otherwise would run pursuant to Sections

         3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.










                   (i)  Waiver and Amendment.  Any provision of this

         Agreement may be waived at any time by the party that is en-

         titled to the benefits of such provision.  This Option Agree-

         ment may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.














































                   IN WITNESS WHEREOF, each of the parties hereto has

         executed this Option Agreement as of the date first written above.


                                       CARDINAL HEALTH, INC.



                                       By: /s/  Robert D. Walter
                                          Name: Robert D. Walter
                                          Title: Chairman and Chief
                                                   Executive Officer


                                       MEDICINE SHOPPE INTERNATIONAL, INC.



                                       By: /s/  David A. Abrahamson
                                          Name: David A. Abrahamson
                                          Title: Chief Executive Officer























                                          -18-